Exhibit 99.1

...............

Jerash Holdings Reports Fiscal 2023 Second Quarter Financial Results

- Performance Impacted by Slowing Economy and Postponement of Shipments Requested by Customers -

- Company Announces New Joint Venture and Makes Progress with Initiative to Expand Base of Global Customers -

FAIRFIELD, N.J., November 10, 2022 – Jerash Holdings (US), Inc. (“Jerash” or the “Company”) (NASDAQ: JRSH), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced financial results for its fiscal 2023 second quarter, ended September 30, 2022.

Jerash also announced that on November 9, 2022, it signed a memorandum of understanding to establish a joint venture company with Busana Apparel Group (“Busana”) to produce garments for Busana’s retail customers that are expressing interest to geographically diversify and add production in Jordan, which has long-standing duty-free export agreements with the U.S., the EU and other countries.

“General market conditions throughout the global retail sector continued to be impacted by inflationary pressures and higher interest rates, which have weakened consumer demand,” said Sam Choi, Jerash’s chairman and chief executive officer. “Combined with higher inventory levels, this has restrained orders from our major customers. As a result, our revenue was lower than originally expected by approximately $4 million due to shipment postponements, as retailers work down their inventories.

“Despite the current business environment, we are making excellent progress with our initiative to expand and diversify our global branded customer base and pursue other opportunities. We recently added Timberland and Skechers as new customers, and initial shipments to both are beginning in the current fiscal third quarter. These and additional new customers are expected to play an important role for Jerash next year and beyond, providing additional growth opportunities and diversification.”

“In addition, we believe our planned joint venture with Busana, which is expected to be completed in the first half of calendar year 2023, to be an outstanding growth opportunity for Jerash, giving us visibility in the athleisure wear and technical clothing segment. Busana is one of the world’s largest manufacturers and exporters of high-quality woven garments.” Choi said.

“We also are continuing to add new sourcing partners in the Middle East and North Africa regions in a move to reduce dependency on Asia,” said Gilbert Lee, chief financial officer of Jerash. “This, in turn, will enable us to provide quicker customer response times, as well as open new opportunities to attract additional global brand customers.”

“Moving forward, we are remaining conservative with our forecasting and currently expect the third quarter revenue to be in the range of $33 million to $35 million, with gross margin for the full year to be in the range of 16 percent to 18 percent. The gross margin is expected to continue to be impacted because of a product mix characterized by orders with lower average selling prices and smaller quantities from both existing and new customers,” Lee added.

Fiscal Year 2023 Second Quarter Results

Revenue for the fiscal year 2023 second quarter was $37.8 million, compared with $45.7 million in the same quarter last year. The decrease was primarily due to lower sales to the Company’s two major customers and higher inflation and higher inventory levels reported in the U.S.

Gross profit for the fiscal year 2023 second quarter was $6.9 million, compared with $10.1 million in the same quarter last year. Gross margin was 18.3 percent in the fiscal year 2023 second quarter, compared with 22.1 percent in the same quarter last year. The decrease in gross margin was primarily driven by the lower proportion of export orders that typically generate higher margin.

Operating expenses totaled $4.3 million in the fiscal year 2023 second quarter, compared with $4.5 million in the same quarter last year. SG&A expenses were $4.3 million in the fiscal year 2023 second quarter, compared with $4.2 million in the same quarter last year.

Operating income totaled $2.6 million in the fiscal year 2023 second quarter, versus $5.6 million in the same period last year.

Total other expenses were $106,000 in the fiscal year 2023 second quarter, compared with $120,000 in the same quarter last year. Interest expenses were $164,000 in the fiscal year 2023 second quarter, versus $46,000 in the same quarter last year.

Net income was $1.8 million in the fiscal year 2023 second quarter, or $0.14 per diluted share, versus $4.4 million, or $0.39 per diluted share, in the same period last year.

Comprehensive income attributable to Jerash’s common stockholders totaled $1.6 million in the fiscal year 2023 second quarter, including a foreign currency translation loss of $216,000, compared with comprehensive income attribute to Jerash’s common stockholders totaled $4.4 million in the same period last year.

Balance Sheet, Cash Flow and Dividends

Cash totaled $23.0 million, and net working capital was $47.5 million on September 30, 2022.

On November 4, 2022, Jerash approved a regular quarterly dividend of $0.05 per share on its common stock, payable on November 28, 2022, to stockholders of record as of November 18, 2022.

Share Repurchase Program

On June 13, 2022, the Company authorized a $3.0 million share repurchase program. The share repurchase program will be in effect through March 31, 2023. As of September 30, 2022, 104,826 shares had been repurchased at market rates with a total price of $548,000, excluding broker commissions. Approximately $2.5 million remains available for future repurchases.

Six-Month Fiscal 2023 Results

Revenue for the first six months of fiscal 2023 was $71.3 million, compared with $75.6 million in the same period last year.

Gross profit was $13.5 million for the first six months of fiscal 2023, compared with $15.7 million for the same period last year. Gross margin for the first six months of fiscal 2023 was 19.0 percent, compared with 20.8 percent in the same period last year.

Operating expenses for the fiscal 2023 year-to-date period were $8.6 million, compared with $7.8 million for the same period last year. Operating income was $4.9 million for the fiscal 2023 year-to-date period, or 6.9 percent of revenue, compared with $8.0 million, or 10.5 percent of revenue, for the same period last year.

Net income for the first six months of fiscal 2023 was $3.5 million, or $0.28 per diluted share, compared with $6.4 million, or $0.56 per diluted share, in the same period last year.

Comprehensive income attributable to Jerash’s common stockholders was $3.2 million in the first six months of fiscal 2023, which included a foreign currency translation loss of $334,000, compared with $6.5 million in the same period last year, which included a foreign currency translation gain of $80,000.

Conference Call

Jerash will host an investor conference call to discuss its fiscal 2023 second quarter results today, November 10, 2022, at 9:00 a.m. Eastern Time.

Phone:  877-545-0523 (domestic); 973-528-0016 (international)

Conference ID: 253055

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including Walmart, Costco, New Balance, G-III (which owns brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and VF Corporation (which owns brands such as The North Face, Timberland, and Vans). Jerash’s existing production facilities comprise six factory units, and four warehouses, and Jerash currently employs approximately 5,000 people. The total annual capacity at its facilities was approximately 14.0 million pieces as of September 30, 2022. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or new variants thereof, or the occurrence of another wave of cases and the impact it may have on the company’s operations, the demand for the company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980; jsfetcu@pondel.com

#   #   #

(tables below)

JERASH HOLDINGS (US), INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2022	2021	2022	2021

Revenue, net	$37,825,695	$45,711,166	$71,262,256	$75,599,858
Cost of goods sold	30,907,908	35,606,587	57,722,102	59,864,337
Gross Profit	6,917,787	10,104,579	13,540,154	15,735,521

Selling, general, and administrative expenses	4,308,084	4,177,204	8,326,782	7,462,779
Stock-based compensation expenses	-	315,296	294,822	315,813
Total Operating Expenses	4,308,084	4,492,500	8,621,604	7,778,592

Income from Operations	2,609,703	5,612,079	4,918,550	7,956,929

Other Income (Expenses):
Interest expenses	(163,595)	(45,762)	(251,437)	(74,401)
Other income (expenses), net	57,807	(74,557)	118,049	(38,276)
Total other income (expenses), net	(105,788)	(120,319)	(133,388)	(112,677)

Net income before provision for income taxes	2,503,915	5,491,760	4,785,162	7,844,252

Income tax expenses	712,163	1,050,330	1,272,028	1,468,139

Net Income	1,791,752	4,441,430	3,513,134	6,376,113

Other Comprehensive Income:
Foreign currency translation (loss) income	(216,210)	(263)	(333,870)	79,725
Comprehensive Income Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$1,575,542	$4,441,167	$3,179,264	$6,455,838

Earnings Per Share Attributable to Common Stockholders:
Basic and diluted	$0.14	$0.39	$0.28	$0.56

Weighted Average Number of Shares
Basic	12,498,431	11,334,318	12,416,823	11,333,907
Diluted	12,498,431	11,512,533	12,485,512	11,403,931

Dividend per share	$0.05	$0.05	$0.10	$0.10

JERASH HOLDINGS (US), INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2022	March 31, 2022
	(Unaudited)
ASSETS
Current Assets:
Cash	$23,013,797	$25,176,120
Accounts receivable, net	4,030,082	11,049,069
Tax recoverable	20,524	374,377
Inventories	36,426,607	28,255,179
Prepaid expenses and other current assets	2,896,886	3,233,592
Investment deposits	-	500,000
Advance to suppliers, net	2,271,202	1,284,601
Total Current Assets	68,659,098	69,872,938

Restricted cash - non-current	1,437,339	1,407,368
Long-term deposits	302,941	419,597
Deferred tax assets, net	352,590	352,590
Property, plant and equipment, net	20,815,727	10,933,147
Goodwill	499,282	499,282
Right of use assets, net	1,304,530	1,826,062
Total Assets	$93,371,507	$85,310,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Credit facilities	$1,106,130	$-
Accounts payable	10,536,911	4,840,225
Accrued expenses	3,795,540	3,115,953
Income tax payable - current	3,019,804	2,861,272
Other payables	1,528,980	2,278,816
Deferred revenue	465,405	-
Amount due to a related party	-	300,166
Operating lease liabilities - current	685,297	739,101
Total Current Liabilities	21,138,067	14,135,533

Operating lease liabilities - non-current	494,831	869,313
Income tax payable - non-current	751,410	1,001,880
Total Liabilities	22,384,308	16,006,726

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,534,318 and 12,334,318 shares issued; 12,429,492 and 12,334,318 outstanding as of September 30, 2022 and March 31, 2022 respectively	12,534	12,334
Additional paid-in capital	22,811,968	22,517,346
Treasury stock, cost base (104,826 shares held as of September 30, 2022 and no share held as of March 31, 2022 respectively)	(547,713)	-
Statutory reserve	379,323	379,323
Retained earnings	48,537,812	46,268,110
Accumulated other comprehensive (loss) income	(206,725)	127,145
Total Jerash Holdings (US), Inc.’s Stockholders’ Equity	70,987,199	69,304,258

Total Liabilities and Stockholders’ Equity	$93,371,507	$85,310,984

JERASH HOLDINGS (US), INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$3,513,134	$6,376,113
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,184,940	880,135
Stock-based compensation expenses	294,822	315,813
Amortization of operating lease right-of-use assets	548,849	356,030
Changes in operating assets:
Accounts receivable	7,018,987	(1,382,857)
Inventories	(8,171,427)	4,475,694
Prepaid expenses and other current assets	336,710	(504,673)
Advance to suppliers	(986,600)	1,149,836
Changes in operating liabilities:
Accounts payable	5,696,686	(3,387,584)
Accrued expenses	679,586	1,127,297
Other payables	(749,837)	(378,957)
Deferred revenue	465,405	1,474,932
Operating lease liabilities	(455,604)	(241,107)
Income tax payable, net of recovery	262,106	(37,442)
Net cash provided by operating activities	9,637,757	10,223,230

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(7,679,600)	(1,606,419)
Payments for construction of properties	(2,641,614)	-
Acquisition deposit	-	(3,200,000)
Payment for long-term deposits	(129,650)	(268,255)
Net cash used in investing activities	(10,450,864)	(5,074,674)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(1,243,432)	(1,133,365)
Shares repurchase	(547,713)	-
Repayments from short-term loan	(901,055)	(612,703)
Repayment to a related party	(300,166)	-
Proceeds from short-term loan	2,007,185	-
Net cash used in financing activities	(985,181)	(1,746,068)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(334,064)	79,625

NET (DECREASE) INCREASE IN CASH	(2,132,352)	3,482,113

CASH, AND RESTRICTED CASH, BEGINNING OF THE PERIOD	26,583,488	22,860,463

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$24,451,136	$26,342,576

CASH, AND RESTRICTED CASH, END OF THE PERIOD	24,451,136	26,342,576
LESS: NON-CURRENT RESTRICTED CASH	1,437,339	1,301,588
CASH, END OF THE PERIOD	$23,013,797	$25,040,988

Supplemental disclosure information:
Cash paid for interest	$251,437	$74,401
Income tax paid	$1,096,934	$1,512,215

Non-cash financing activities
Equipment obtained by utilizing long-term deposit	$1,111,043	$321,955
Right of use assets obtained in exchange for operating lease obligations	$68,932	$353,611